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                                                                    EXHIBIT 11.1

                       Remington Oil and Gas Corporation
                        Computation of Income per Share
                    (In thousands, except per share amounts)

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
                                                                       For the Three Months Ended
                                                                                March 31,
                                                                       --------------------------
                                                                         2001              2000
                                                                       --------          --------

Net income available for basic income per share                        $ 14,657          $  3,784
   Interest expense on the Notes (net of tax) (1)                            77                --
                                                                       --------          --------
Net income available for diluted income per share                      $ 14,734          $  3,784
                                                                       ========          ========

Basic income per share                                                 $   0.68          $   0.18
                                                                       ========          ========

Diluted income per share                                               $   0.60          $   0.18
                                                                       ========          ========

Weighted average common stock                                            21,587            21,304
Dilutive stock options outstanding (treasury stock method) (1)            1,535                --
Restricted common stock grant (1)                                           663                --
Shares assumed issued by conversion of the Notes (1)                        534                --
Dilutive warrant outstanding (1)                                             53                --
                                                                       --------          --------
Total common shares for diluted income per share                         24,372            21,304
                                                                       ========          ========

(1) Non dilutive in 2000

Potential increase to net income for diluted income per share
   Interest expense on Notes (net of tax)                                    --          $     80

Potential issues of common stock for diluted income per share
   Weighted average stock options outstanding                                --                 5
   Weighted average warrant outstanding                                      --               200
   Weighted average shares issued assuming conversion of Notes               --               541
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